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FOR IMMEDIATE RELEASE                                                 EXHIBIT 99


Media Contacts:     Deborah Spak, 847-948-2349
                    Tanya Tyska, 847-948-3256

Investor Contacts:  Neville Jeharajah, 847-948-2875
                    Mary Kay Ladone, 847-948-3371


               BAXTER ADVISES CUSTOMERS TO SUSPEND USE OF CERTAIN
            BLOODLINES AND SAFETY FISTULA NEEDLES AS INVESTIGATION OF
                        HEMODIALYSIS TREATMENTS CONTINUES

     DEERFIELD, Ill, September 13, 2002 - Earlier this month, Baxter Healthcare Corporation was notified that four patients died over a one- to two-week period after receiving dialysis treatment at a hemodialysis center in Mishawauka, Indiana. The investigation is in its early stages, and it remains unclear whether the deaths were due to the underlying disease of the patients or an element of the treatment.

     The process of investigating deaths associated with hemodialysis is very complex because there are many potential contributing factors - from a patient's underlying condition to the many complex elements involved in the treatment. Each of these elements, from the variety of dialysis products and equipment manufactured by numerous companies to the clinical procedures and protocols in place at the center, will need to be assessed over the course of the investigation.

     "Patient safety is our highest priority. We are working closely with the medical community, other dialysis product suppliers and regulatory authorities to

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better understand the circumstances surrounding the deaths," said John Quick,
Baxter's corporate vice president for Quality/Regulatory.

     While the investigation is continuing, Baxter is advising customers who may be using a specific bloodline in conjunction with Baxter's Meridian machine and a certain safety arterial/venous fistula needle - neither of which Baxter manufactures - to suspend their use until they have been eliminated as a potentially contributing factor. The company's preliminary examination of the Meridian machine showed it to be operating properly. The Meridian has been on the market for several years and is sold primarily in the United States, with a small number sold in Mexico and Asia. Sales of these various products are not material to Baxter's Renal business.

     Baxter was notified of one additional patient death during the same timeframe at a center in Grand Rapids, Michigan. Based on the information provided to Baxter by this center, it does not appear at this time that the unfortunate incident in Michigan is related to those reported in Indiana. However, the investigation is continuing.

     Baxter Healthcare Corporation is the principal domestic operating subsidiary of Baxter International Inc. (NYSE: BAX), a global health care company that, through its subsidiaries, provides critical therapies for people with life-threatening conditions. Baxter's bioscience, medication delivery and renal products and services are used to treat patients with some of the most challenging medical conditions, including cancer, hemophilia, immune deficiencies, infectious diseases, kidney disease and trauma.

(Baxter and Meridian are trademarks of Baxter International Inc.)

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